Exhibit (n)(ii)

SCHRODER SERIES TRUST

FOURTH AMENDED AND RESTATED MULTICLASS (RULE 18F-3) PLAN

DECEMBER [       ], 2007

This Plan is adopted by Schroder Series Trust (the “Trust”) pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “Act”), in order to document the separate arrangements and expense allocations of each of the classes of shares of beneficial interest (the “Classes”) that each of the separate series of the Trust (each, a “Fund”) specified on Schedule A attached hereto (the “Multiclass Funds”) may issue from time to time.

SECTION 1.	CLASS DESIGNATIONS

The types of Classes are “Investor Shares”, “Advisor Shares,” “A Shares” and “R Shares.”

Each class has a different arrangement for shareholder services or distribution or both, as follows:

(a) INVESTOR SHARES – are offered with no sales charges or distribution expenses. The investment minimum for such shares of each Multiclass Fund may be significantly higher than that for Advisor Shares, A Shares, or R Shares for such Multiclass Fund, subject to reduction by Schroder Fund Advisors Inc. (“Schroder Fund Advisors”).

(b) ADVISOR SHARES – are offered with no sales charges, but are subject to a distribution plan adopted in accordance with Rule 12b-1 under the Act. The investment minimum for Advisor Shares of each Multiclass Fund may be significantly lower than that for “Investor Shares” for such Multiclass Fund.

(c) A SHARES – are offered with a sales charge of up to 4.50% of the public offering price. The sales charges on A Shares are subject to reduction or waiver as permitted by Rule 22d-1 under the Act and as described in each Fund’s registration statement or prospectus and statement of additional information, as applicable, from time to time in effect.

A Shares are also subject to a distribution plan adopted in accordance with Rule 12b-1 under the Act. The investment minimum for A Shares of each Multiclass Fund may be significantly lower than that for “Investor Shares” for such Multiclass Fund.

(d) R SHARES – are offered with no sales charges, but are subject to a distribution plan adopted in accordance with Rule 12b-1 under the Act. The investment minimum for R Shares of each Multiclass Fund may be significantly lower than that for “Investor Shares” for such Multiclass Fund.

(e) VOTING

Each Class shall have the voting rights set out in the Agreement and Declaration of Trust of the Trust and the Bylaws of the Trust, as they may be amended from time to time.

SECTION 2.	EXPENSES

(a) DISTRIBUTION EXPENSES. All expenses incurred under a Class’s distribution plan adopted in accordance with Rule 12b-1 under the Act shall be allocated to that Class.

(b) SHAREHOLDER SERVICE EXPENSES. All expenses incurred under a Class’s shareholder service plan shall be allocated to that Class.

(c) OTHER CLASS EXPENSES. The following expenses, to the extent they are determined by the Trustees, or by Schroder Fund Advisors or Schroder Investment Management North America Inc. (“Schroders”), to have been incurred by or in respect of one but not all Classes of a Fund or otherwise unequally as between such Classes (collectively with expenses under Section 3(a) and 3(b) “Class Expenses”), shall be allocated as between the Classes in accordance with such determination (or in such other manner as the Trustees may in their discretion consider fair and equitable to each):

(i)	Administration (if any) and transfer agent fees and expenses;
(ii)	Litigation, legal, and audit fees;
(iii)	State and foreign securities registration fees;
(iv)	Shareholder report expenses;
(v)	Trustee fees and expenses;
(vi)	Preparation, printing, and related fees and expenses for proxy statements and, with respect to current shareholders, prospectuses and statements of additional information;
(vii)	Expenses incurred in connection with shareholder meetings; and
(viii)	Subject to approval by the Trustees, such other fees and expenses as Schroder Fund Advisors or Schroders, pursuant to Rule 18f-3, deems to be allocable to Specified Classes.

(d) CLASS EXPENSES ALLOCATIONS. Class Expenses are to be borne solely by the Class to which they are determined to relate.

SECTION 3.	OTHER ALLOCATIONS AND WAIVERS/REIMBURSEMENTS

(a) EXPENSES ALLOCABLE TO MORE THAN ONE FUND. Expenses incurred by the Trust on behalf of a Fund including any Multiclass Fund, shall be allocated to that Fund, and expenses incurred by the Trust on behalf of more than one Fund shall be allocated among the Funds that incurred the expenses based on the net asset values of the several Funds in relation to the aggregate net asset value of all Funds to which the expense relates, or on such other basis as the Trustees may in their discretion consider fair and equitable to each.

(b)       OTHER ALLOCATIONS. Income, realized and unrealized capital gains and losses, and expenses other than Class Expenses related to a Multiclass Fund shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Multiclass Fund, or on such other basis as the Trustees may in their discretion consider fair and equitable to each.

(c)       WAIVERS AND REIMBURSEMENTS. Nothing in this Plan shall be construed as limiting the ability of any person to waive any fee paid by a Fund or Class to that person or to reimburse any or all expenses of a Fund or Class.

SECTION 4.	EXCHANGES

Shareholders of a Class may, as and to the extent permitted by the prospectuses of the Funds in question, exchange their shares for shares of the same Class of any other Fund in accordance with Section 11(a) of the Act and the rules thereunder.

SCHEDULE A

CONSTITUENT FUNDS OF SCHRODER SERIES TRUST

TO WHICH THE MULTICLASS PLAN APPLIES

FUND	DATE SUBJECT TO PLAN

Schroder Municipal Bond Fund	December 9, 2003

Schroder Short-Term Municipal Bond Fund	December 9, 2003

Schroder Total Return Fixed Income Fund	December 9, 2003

Schroder Enhanced Income Fund	September 14, 2004

Schroder Emerging Market Equity Fund	March 31, 2006

Schroder Strategic Bond Fund	March 31, 2006

Schroder U.S. Small and Mid Cap Opportunities Fund	March 31, 2006

Schroder International Diversified Value Fund	August 1, 2006

Schroder Multi-Asset Growth Portfolio	December , 2007